 Exhibit 99.1

Aqua Metals Strengthens Balance Sheet and Secures Strategic Investment and Partnerships During Third Quarter of 2023

Receives recognition for sustainability innovation and partnership validation of lithium battery recycling solution

RENO, Nev., November 8, 2023 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals" or the "Company”), a pioneer in sustainable lithium battery recycling, today announced financial results and provided a business update for the third quarter ended September 30, 2023.

Third Quarter and Recent Highlights:

●	Bolstered financial strength with successful balance sheet transactions, including an equity raise, and strategic investment and partnership with Yulho Co., Ltd., which provided $25 million in gross proceeds.

●	Supplied Dragonfly Energy with battery-grade, sustainably recycled lithium hydroxide, which was used to manufacture a successfully cycle-tested lithium-based battery cell.

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Advanced the ongoing strategic partnership with 6K Energy and signed a multi-part memorandum of understanding (MOU) regarding the companies’ plans for co-located facilities to build the first circular supply chain of critical minerals for lithium battery production in the U.S.

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Completed a lifecycle analysis of the Li AquaRefining process with independent engineering firm ICF International demonstrating the superior environmental performance, cost savings, and waste reductions compared to standard hydrometallurgical battery recycling.

●	Company executives attended a trade delegation to Lower Saxony, Germany to explore opportunities for recycling and critical minerals with government leaders and regional companies.

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Aqua Metals received a Leader in Sustainability award from the Economic Development Authority of Western Nevada (EDAWN), along with commendations from U.S. Senator Catherine Cortez-Masto and Representative Mark Amodei, and recognition from NV Lt. Governor Stavros Anthony for the company’s sustainable lithium recycling solution.

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As part of the equity investment and partnership with Yulho, Steve Cotton has joined the board of Yulho and Dr. Sung Yi has joined the board of Aqua Metals. Dr. Sung Yi brings 30 years of experience in battery and fuel cell engineering and currently serves as Professor Emeritus for Chemical Engineering and Collaboration Professor for Battery Engineering at Hanyang University, Seoul, South Korea.

“Aqua Metals continues to solidify its standing as a forerunner in sustainable lithium battery recycling in North America, with a proven technology, a growing circular supply chain ecosystem and partnerships with key players,” commented Steve Cotton, President and Chief Executive Officer of Aqua Metals. “We have surpassed a number of milestones, substantially strengthened our balance sheet, and based upon the successful recovery of all critical battery metals in our pilot operation, we are progressing the build-out of our first commercial-scale facility – the Sierra ARC (AquaRefining Campus) – where we expect to  be processing up to 10,000 tonnes-per-year of input feedstock equating to roughly 100,000 EV battery packs when at full scale.”

Mr. Cotton continued, “Our growing partnership with Dragonfly Energy, resulting in the successful testing of a lithium-based battery cell using our recycled lithium hydroxide, is a tangible testament to our progress towards commercialization. Furthermore, our collaboration with 6K Energy to pioneer the first circular supply chain of critical minerals for lithium battery production in the U.S. underscores our commitment to innovation. Building upon our technological and commercial achievements, we successfully bolstered our balance sheet with strategic and institutional investments that have infused approximately $25 million in gross proceeds, executed with no structure or warrants, fortifying our foundation for further growth and qualifying our balance sheet for our intended further non-dilutive financing through the company’s second USDA loan guarantee for $25 million and/or other rational debt instruments. We believe the closed and expected funding will allow us to see through the completion of Sierra ARC Phase I with the potential to generate up to $60 million in annual revenues based on average metals prices. Recently, the recognition and commendations we've received from entities like EDAWN and distinguished government officials serve as validations of our groundbreaking approach. With a stronger balance sheet and significant strides in commercialization, we believe we're not just leading, but setting new standards for the sustainable future of lithium battery recycling.”

2023 Q3 Financial Results

During the third quarter of 2023, Aqua Metals continued to focus on its ability to recycle metals found in lithium-ion batteries. The Company was in limited commercial-scale production during the third quarter of 2023 and provided sample production-representative metals produced to multiple announced and unannounced counterparties and as a result, generated no significant revenue.

Plant operations increased by 112.5% during the quarter to approximately $1.8 million compared to approximately $0.8 million in Q3 2022.

Research and development decreased approximately 21% compared to the quarter ended September 30, 2022.

General and administrative expenses increased approximately 7.8% for the three months ended September 30, 2023, compared to the three months ended September 30, 2022.

For the third quarter 2023, the Company had an operating loss of $4.9 million, compared to an operating loss of $3.9 million for the third quarter 2022. The net loss for the third quarter of 2023 was $4.5 million, or $(0.04) per basic and diluted share, compared to a net loss of $3.9 million, or $(0.05) per basic and diluted share, for the third quarter of 2022.

As of September 30, 2023, the Company had $25.6 million in cash and cash equivalents. Total cash provided by operations for the nine months ended September 30, 2023, was $2.2 million, related to the sale of a property located in Tahoe-Reno Industrial Center.

Conference Call and Webcast

The Company will hold a conference call to discuss results and corporate developments today at 4:30 p.m. ET. Investors can access the live call by dialing 877-407-9708 toll-free or 201-689-8259 for international callers. A live webcast and replay of the earnings conference call will be available via the company website and can be found at https://ir.aquametals.com/ir-calendar. A telephone replay will be available until May 8, 2024, by dialing 877-660-6853 or 201-612-7415 and using pin number 137415427.

Additional Resources

Learn more about Aqua Metals’ Li AquaRefining Pilot and see updates at www.aquametals.com/pilot-recycling-hub

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented AquaRefining™ technology. The company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste. Aqua Metals is based in Reno, NV and operates the first sustainable lithium battery recycling facility at the company’s Innovation Center in the Tahoe-Reno Industrial Center.

To learn more, please visit www.aquametals.com

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/@AquaMetals respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey the uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for our pilot recycling plant, our ability to recycle lithium-ion batteries and the expected benefits of recycling lithium-ion batteries. Those forward-looking statements involve known and unknown risks, uncertainties, and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to successfully negotiate and conclude a definitive license agreement with Yulho or a pilot facility agreement with 6K, (2) even if we are to conclude a definitive agreements with Yulho and 6K, the risk that we may not achieve the expected benefits from such relationships; (3) the risk that we may not be able to acquire the funding necessary to develop our recently acquired five-acre campus; (4) the risk that we may not be able to develop the recycling facility on the five-acre campus within the expected time or at all; (5) even if we are able to develop the recycling facility, the risk that we may not realize the expected benefits; (6) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative in spite of the perceived benefits of AquaRefining; (7) the risk that we may not realize the expected economic benefits from any licenses we may enter into; and (8) those other risks disclosed in the section "Risk Factors" included in our Quarterly Report on Form 10-Q filed on November 8, 2023. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Contact Information:

Investor Relations

Bob Meyers & Rob Fink

FNK IR

646-878-9204

aqms@fnkir.com

Media

Jennifer Johnson Avril

Warner Communications

917-982-9012

jennifer@warnerpr.com

Source: Aqua Metals

AQUA METALS, INC.

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$25,598	$7,082
Accounts receivable	76	12
Lease receivable	—	15,527
Inventory	891	278
Assets held for sale	—	47
Prepaid expenses and other current assets	172	263
Total current assets	26,737	23,209

Non-current assets
Property, plant and equipment, net	12,387	7,343
Intellectual property, net	326	461
Investment in LINICO	2,000	2,000
Other assets	532	489
Total non-current assets	15,245	10,293

Total assets	$41,982	$33,502

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$987	$1,075
Accrued expenses	2,256	1,780
Building purchase deposit	—	3,250
Lease liability, current portion	312	307
Note payable, current portion	34	5,899
Total current liabilities	3,589	12,311

Non-current liabilities
Lease liability, non-current portion	38	275
Note payable, non-current portion	2,916	—
Total liabilities	6,543	12,586

Commitments and contingencies (see Note 13)

Stockholders’ equity
Common stock; $0.001 par value; 200,000,000 shares authorized; 108,200,351 and 107,771,785, shares issued and outstanding as of September 30, 2023, respectively and 79,481,751 shares issued and outstanding as of December 31, 2022	108	79
Additional paid-in capital	249,036	220,114
Accumulated deficit	(213,189)	(199,277)
Treasury stock, at cost; common shares: 428,566 and nil as of September 30, 2023 and December 31, 2022, respectively	(516)	—
Total stockholders’ equity	35,439	20,916

Total liabilities and stockholders’ equity	$41,982	$33,502

AQUA METALS, INC.

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Product sales	$25	$—	$25	$4

Operating cost and expense
Plant operations	1,770	833	4,316	3,026
Research and development cost	389	490	1,359	1,561
General and administrative expense	2,815	2,611	8,670	7,615
Total operating expense	4,974	3,934	14,345	12,202

Loss from operations	(4,949)	(3,934)	(14,320)	(12,198)

Other income and (expense)
Gain on disposal of property, plant and equipment	—	5	23	595
Interest expense	(87)	(9)	(518)	(22)
Interest and other income	489	53	903	166

Total other income, net	402	49	408	739

Loss before income tax expense	(4,547)	(3,885)	(13,912)	(11,459)

Income tax expense	—	—	—	(2)

Net loss	$(4,547)	$(3,885)	$(13,912)	$(11,461)

Weighted average shares outstanding, basic and diluted	101,617,856	77,402,763	89,103,988	74,871,423

Basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.16)	$(0.15)